UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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Pitney Bowes Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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In connection with its 2023 annual meeting of stockholders (the “Annual Meeting”), Pitney Bowes Inc. (the “Company”) previously distributed a press release on March 14, 2023, which was filed on March 14, 2023 with the SEC on Schedule 14A (the “March 14 Proxy Materials”). The March 14 Proxy Materials contained an inadvertent clerical error. They understated the Company’s organic investment in its SendTech and PreSort segments, which was approximately $800 million (as opposed to the $600 million organic and inorganic investment in its SendTech and PreSort segments referenced in the March 14 Proxy Materials). Below is a revised version of the March 14 Proxy Materials, which corrects this clerical error:

Pitney Bowes Files Definitive Proxy Materials in Connection with

May 9, 2023 Annual Meeting

Board of Directors Issues Letter to Shareholders

Urges Shareholders to Vote on GOLD Proxy Card

Launches Website: www.VoteforPitneyBowes.com

STAMFORD, Conn., March 14, 2023 – Pitney Bowes (NYSE:PBI), a global shipping and mailing company that provides technology, logistics, and financial services, today announced that it has filed its definitive proxy statement and GOLD proxy card with the U.S. Securities and Exchange Commission (“SEC”) in connection with its upcoming 2023 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 9, 2023. Pitney Bowes is urging all shareholders to vote on the GOLD proxy card. All Pitney Bowes shareholders of record as of the close of business on March 10, 2023 will be entitled to vote at the Annual Meeting.

The Company also announced the launch of its Annual Meeting website: www.VoteforPitneyBowes.com. For information about the Annual Meeting, the Company’s strategy, governance, and voting instructions, please visit this site.

The Company’s Board of Directors (the “Board”) also issued the following letter to shareholders of Pitney Bowes in connection with the filing.

Dear Fellow Shareholder,

Your vote at the upcoming Pitney Bowes Annual Meeting of Shareholders, scheduled for May 9, 2023 (the “Annual Meeting”), is critical and more important than ever this year. As you may be aware, an activist hedge fund, Hestia Capital (“Hestia”), is seeking to gain control of the Board of Directors (the “Board”) and remove our CEO through a disruptive and unnecessary proxy contest. We believe that Hestia’s ever-changing series of demands demonstrates a fundamental misunderstanding of our Company. Hestia has failed to articulate any coherent strategic thesis for Pitney Bowes. Hestia’s erratic conduct suggests it may be more focused on short-term publicity than the long-term success of our Company, making it nearly impossible to engage in a productive manner.

The Board and management team have taken decisive action to create long-term value for shareholders.

Over the last ten years, Pitney Bowes and its Board and management team have:

•

Taken decisive actions to create long-term value for shareholders by transforming the Company from a position of secular decline to growth in a market that has been extremely volatile and hard to predict.

•	Improved revenue CAGR from -8.6% from 2007 – 2012, the years prior to Marc Lautenbach joining the Company, to 4.9% from 2017 – 2022.

•

Actively managed the Company’s portfolio by investing $2.6 billion in our businesses, including approximately $800 million of organic investment in our SendTech and PreSort segments. These investments enabled those businesses, which had been in secular decline in 2012, to develop new products and services and both are now positioned for growth because of smart strategic planning on behalf of our management team.

•	Reduced our debt by $1.7 billion and eliminated several hundred million dollars of expenses.

•	Returned $1.5 billion in capital to shareholders in the form of dividends and share repurchases.

•	Divested $2.1 billion of non-core, slower-growth businesses that have enabled both investment and debt paydown.

Since Marc Lautenbach became CEO, the Pitney Bowes Board and management team have focused on driving a Company transformation to lay the foundation for sustainable, profitable growth, and shareholder value creation. Our strategy has focused on becoming a leading shipping and logistics business comprised of a balanced portfolio of steady revenue and high-growth segments.

While the divestitures reduced our EBITDA and consequently total shareholder return (“TSR”), the Company is now on track to profitable revenue growth in the future. This was not imaginable a decade ago and is the direct result of the bold choices of your Board and management team.

In addition, Pitney Bowes engages constructively with its shareholders and is committed to corporate governance best practices. Since 2018 Pitney Bowes has significantly refreshed its Board to ensure new ideas and perspectives are reflected in our Company’s strategy. In the past five years, assuming the election of Katie May, six new independent directors will have joined, and eight longer-tenured directors departed from the Board. This year, we appointed Darrell Thomas and Steve Brill to the Board and announced the departures of Michael I. Roth, S. Douglas Hutcheson, and David L. Shedlarz. Our Board is also pleased to recommend one of Hestia’s nominees, Katie May, as we believe her experience and background will contribute to the Board. Following these changes, our recommended director nominees, including Katie May, are 88.9% independent and 66.7% diverse, with an average tenure of approximately 5.3 years.

We urge you to support your Board by voting the GOLD proxy card today “FOR” all Pitney Bowes nominees as well as Hestia nominee Katie May. We encourage shareholders NOT to sign, return or vote any white proxy card sent to you by Hestia.

We believe Hestia’s campaign is built on flawed assumptions, a poor understanding of Pitney Bowes’ businesses, ever-changing and contradictory proposals, and an unwillingness to reach a reasonable compromise since engagement first started.

As we would with any shareholder, we approached our engagement with Hestia with an open mind and welcomed the opportunity to receive constructive input to enhance long-term shareholder value. The Board’s support for the election of Hestia’s nominee Katie May as a director is evidence of that. However, it became clear that Hestia is more interested in chasing headlines than engaging constructively in the best interest of all shareholders. Despite our consistent efforts to find an amicable resolution, Hestia has kept changing its demands. Furthermore, after months of ongoing engagement, Hestia has yet to fully articulate an actionable, long-term strategy or plan for the Company.

Importantly, most of Hestia’s nominees have limited qualifications relevant to our industry, public companies, or Pitney Bowes’ long-term success. For example, Hestia’s slate includes only two individuals with experience in the shipping and mailing business, in direct contrast to the majority of our proposed director nominees. Additionally, Kurt Wolf, Hestia’s principal, has limited experience on the board of a public company, and the experience he does have calls into question his understanding of a director’s responsibilities to shareholders. His resignation from GameStop after about only a year on the board demonstrates that he is focused on the short-term interests of himself and investors in his fund and not on the long-term interests of all shareholders. In fact, Hestia’s recent decision to remove two candidates – Carl Grassi and Ken McBride – from its slate suggest that Hestia did not take the time to properly vet its nominees.

Pitney Bowes’ existing business strategy is growth-focused and market-oriented.

The Board and management team remain confident in the Company’s robust capital allocation strategy and that our successful ongoing initiatives support our long-term strategy to maintain sustainable revenue streams and improve profitability, especially in our newer business. We continue to execute on the combined strength of our shipping and mailing offering, cutting-edge technology, global scale, substantial customer base, and infrastructure.

We regularly and actively review the Company’s portfolio and continue to take purposeful steps to pay down and restructure debt, invest in existing businesses, acquire new ones appropriate for Pitney Bowes, and sell businesses no longer core to our long-term strategy. All of this has been achieved while paying down a significant portion of debt and returning capital to shareholders. We now have a strategically coherent portfolio of businesses that are squarely focused on simplifying the complexities of mailing and shipping for our clients with real prospects for growth.

We believe that Hestia fundamentally misunderstands our GEC business and continues to offer conflicting strategy recommendations. For example, since July 2022, Hestia has gone from privately pushing Pitney Bowes to sell GEC to then noting in February 2023 on live television that GEC is a valuable asset with the wrong strategy. Last week, Hestia claimed in its preliminary proxy statement that we should shrink GEC. These erratic and inconsistent demands illustrate one of the many ways that Hestia does not understand our business, is unable to define a coherent long-term strategy for Pitney Bowes, and would therefore likely be a poor steward of shareholder interests.

Further, we have had third-party affirmations on our current overall strategy for GEC, and we will focus on growing positive and consistent profit margins in this business to achieve higher valuations. While we have been explicit that we always remain open to potential compelling opportunities, the current state of external capital markets, our business environment, and external checks with potential acquirors all indicate to us the time is not right to obtain appropriate value for GEC. Indeed, our track record shows that we are more than willing to reevaluate our portfolio should an alternative to keeping a business be the superior one.

We have done this all while fully modernizing our SendTech business’s product offerings to provide it with a strong foundation for the future and investing and growing our Presort business in the face of secular decline.

All successful corporate transformations have several predictable stages – short-term wins, sustained investment, revenue growth, and then, finally, profitable revenue growth. Our necessary transformation is no different and has required significant investment in, and alignment across, our businesses. That necessarily included the divestiture of businesses that generated profit to reset the Company going forward. It is natural to expect some contraction of the stock price until we achieve the final stage of profitable revenue growth, which was delayed due to the COVID-19 pandemic and subsequent economic impacts, such as supply chain issues and significant increases to labor and transportation costs. However, our strategic transformation is nearing completion with complementary and balanced business models and margin profiles.

The Pitney Bowes Board is comprised of diverse, proven business leaders.

Pitney Bowes has a strong, engaged, and diverse Board, with a balanced mix of experience, skills, and leadership expertise to enhance value for shareholders and execute the Company’s strategy. Contrary to Hestia’s claims, we have always sought to have the proper balance of directors with institutional knowledge and fresh, independent perspectives.

The Board is aligned behind Marc Lautenbach in his role as CEO and looks forward to helping him continue to execute and enhance the Company’s strategy. We encourage shareholders to support Marc in executing our long-term vision as well as our highly skilled, diverse, proven, and recently refreshed Board. For more information regarding our Board and strategy, please visit www.VoteforPitneyBowes.com.

VOTE THE GOLD PROXY CARD TODAY

The Board of Directors of Pitney Bowes recommends shareholders vote “FOR” all the nominees proposed by the Pitney Bowes Board (all eight Company nominees and the recommended Hestia nominee, Katie May) at the upcoming Annual Meeting on the GOLD proxy card. Shareholders of record as of March 10, 2023, will be entitled to vote at the meeting. The Annual Meeting is scheduled to be held on May 9, 2023 at 9:00a.m. Eastern Time in a virtual meeting format, via a live webcast. Pitney Bowes urges shareholders to vote their shares in advance of the Annual Meeting by one of the methods described in the Company’s proxy statement.

Shareholders should disregard any white proxy card sent to you by Hestia. Only the latest dated proxy card will count at the Annual Meeting.

Shareholders who have any questions or need assistance voting may contact the Company’s proxy solicitor, Morrow Sodali LLC, toll-free at 1 (800) 662-5200.

Thank you for your continued support of Pitney Bowes.

Sincerely,

The Pitney Bowes Board of Directors

Contacts

Editorial -

Bill Hughes

Chief Communications Officer

203.351.6785

Financial -

Ned Zachar, CFA

VP, Investor Relations

203.614.1092

Alex Brown

Senior Manager, Investor Relations

203.351.7639

About Pitney Bowes

Pitney Bowes (NYSE: PBI) is a global shipping and mailing company that provides technology, logistics, and financial services to more than 90 percent of the Fortune 500. Small business, retail, enterprise, and government clients around the world rely on Pitney Bowes to remove the complexity of sending mail and parcels. For the latest news, corporate announcements and financial results visit https://www.pitneybowes.com/us/newsroom.html. For additional information visit Pitney Bowes at www.pitneybowes.com.

Forward-Looking Statements

The above materials contain “forward-looking statements” about the Company’s expected or potential future business and financial performance. Forward-looking statements include, but are not limited to, statements about future revenue and earnings guidance and future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. In particular, we continue to navigate the impacts of the Covid-19 pandemic (Covid-19) as well as the risk of a global recession, and the effects that they may have on our and our clients’ business. Other factors which could cause future financial performance to differ materially from expectations, and which may also be exacerbated by Covid-19 or the risk of a global recession or a negative change in the economy, include, without limitation, declining physical mail volumes; changes in postal regulations or the operations and financial health of posts in the U.S. or other major markets or changes to the broader postal or shipping markets; the loss of, or significant changes to, United States Postal Service (USPS) commercial programs, or our contractual relationships with the USPS or USPS’ performance under those contracts; our ability to continue to grow and manage volumes, gain additional economies of scale and improve profitability within our Global Ecommerce segment; changes in labor and transportation availability and costs; and other factors as more fully outlined in the Company’s 2022 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission (the “SEC”). Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Important Additional Information and Where to Find It

Pitney Bowes has filed a definitive proxy statement (the “Proxy Statement”) and other documents with the SEC in connection with its solicitation of proxies from shareholders in respect of Pitney Bowes’ 2023 annual meeting of shareholders. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS, INCLUDING PITNEY BOWES’ PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO AND THE ACCOMPANYING GOLD PROXY CARD, FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT PITNEY BOWES. Shareholders may obtain free copies of the Proxy Statement and other relevant documents that Pitney Bowes files with the SEC and on Pitney Bowes’ website at http://www.pitneybowes.com or from the SEC’s website at http://www.sec.gov.